Exhibit 10.4

Execution Version

BOARD RIGHTS AGREEMENT

This BOARD RIGHTS AGREEMENT (this “Agreement”), dated as of November 1, 2022, is entered into by and among (i) Team, Inc., a Delaware corporation (the “Company”) and (ii) Atlantic Park Strategic Capital Fund, L.P. (“Atlantic Park,” and together with its Affiliates, including APSC Holdco II, L.P., that Beneficially Own Common Stock, the “Investors”).

RECITALS

WHEREAS, on December 18, 2020, the Company entered into a credit agreement with Atlantic Park, as agent, and APSC Holdco I, L.P., as lender (as amended, amended and restated, modified and/or supplemented from time to time, including by the Eighth Amendment, the “Term Loan Credit Agreement”), pursuant to which the Company borrowed a term loan;

WHEREAS, on December 18, 2020, the Company issued to APSC Holdco II, L.P. a warrant to purchase in the aggregate up to 3,582,949 shares of the Company’s common stock, $0.30 par value per share (“Common Stock”), upon the terms and conditions set forth in that certain common stock purchase warrant, dated as of December 18, 2020 (the “Initial Warrant”);

WHEREAS, on November 9, 2021 and December 8, 2021, the Initial Warrant was amended and restated to provide for, among other things, the purchase in the aggregate of up to 5,000,000 shares of Common Stock, upon the terms and conditions set forth in that certain second amended and restated common stock purchase warrant, dated as of December 8, 2021 (as the same may be amended, amended and restated, modified and/or supplemented from time to time, the “Atlantic Park Warrant”);

WHEREAS, on February 11, 2022, the Company entered into a second amended and restated registration rights agreement (the “A&R Registration Rights Agreement”) with APSC Holdco II, L.P. and the other warrantholders party thereto to provide certain registration rights with respect to the Atlantic Park Warrant and the warrants of such other warrantholders party thereto;

WHEREAS, concurrently with the signing of this Agreement, the Company entered into Amendment No. 8 (the “Eighth Amendment”) to the Term Loan Credit Agreement with Atlantic Park, as agent, the other financial institutions party thereto and the guarantors party thereto;

WHEREAS, in accordance with the terms of the Term Loan Credit Agreement and the Commitment Letter (as defined herein), the Investors currently have the ability to appoint one observer to the Board (as defined herein) and nominate one director to the Board;

WHEREAS, the parties agree that, without limiting any rights under the Term Loan Credit Agreement or the Commitment Letter, the parties intend to provide that the Investors shall maintain the ability to appoint one observer to the Board and nominate one director to the Board, including in the event that the obligations under the Term Loan Credit Agreement are no longer outstanding; and

WHEREAS, in connection with, and effective upon, the consummation of the transactions contemplated by the Eighth Amendment, the Company and the Investors wish to set forth certain understandings between such parties with respect to certain board designation rights.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” of any Person means any other Person, directly or indirectly, Controlling, Controlled by or under common Control with such particular Person.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Atlantic Park” has the meaning set forth in the preamble to this Agreement.

“Atlantic Park NDA” means that certain Confidentiality Agreement dated November 18, 2021 between the Company and Atlantic Park.

“Atlantic Park Warrant” has the meaning set forth in the Recitals.

“A&R Registration Rights Agreement” has the meaning set forth in the Recitals.

A Person shall be deemed the “Beneficial Owner” of and shall be deemed to “Beneficially Own” any shares of Common Stock that such Person or any of such Person’s affiliates (as defined in Rule 12b-2 under the Exchange Act) or associates (as defined in Rule 12b-2 under the Exchange Act) is deemed to “beneficially own” (as determined in accordance with Rule 13d-3 of the Exchange Act, but without giving effect to any exercise or conversion limitation or “blocker” contained within the terms of any security exercisable or exchangeable for, or convertible into, Common Stock), together with any Common Stock so beneficially owned by any other persons whose beneficial ownership would be aggregated with such Person for purposes of Section 13(d) of the Exchange Act.

“Board” means the Board of Directors of the Company.

“Board Confidentiality Policy” means the confidentiality policy applicable to the Board (as amended, amended and restated, modified and/or supplemented from time to time).

“Board Observer” has the meaning set forth in Section 2.1(a) of this Agreement.

“Business Days” means any day except Saturday, Sunday and any day on which banking institutions in New York, New York generally are closed as a result of federal, state or local holiday.

“Commission” means the U.S. Securities and Exchange Commission.

“Commitment Letter” has the meaning set forth in Section 4.10 of this Agreement.

“Common Stock” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Competitor” means any Person that directly engages in business activities that compete with those material business activities engaged in by the Company; provided that no private equity or similar investment fund (including the Investors) shall be deemed to engage in business activities that compete with those engaged in by the Company solely by virtue of any such fund’s ownership or Control of portfolio companies or individual investments as long as no information regarding the Company obtained by such Person in such Person’s role as a Board Observer or an Investor Director is shared with such portfolio company or investment or any individual serving as a director, officer or any similar role with any such portfolio company or other investment.

“Control” means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of a Person, whether through the ownership of voting securities or other ownership interests, by contract or otherwise. The terms “Controlled” and “Controlling” shall have correlative meanings.

“Corporate Governance and Nominating Committee” means the the Corporate Governance and Nominating Committee of the Board.

“Director Threshold Amount” has the meaning set forth in Section 2.2(a) of this Agreement.

“Eighth Amendment” has the meaning set forth in the Recitals.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Issuance” has the meaning assigned to it in the Atlantic Park Warrant.

“Independent Committee” shall have the meaning set forth in the definition of “Independent Committee” in the Term Loan Credit Agreement.

“Initial Warrant” has the meaning set forth in the Recitals.

“Investor Director” has the meaning set forth in Section 2.2(a) of this Agreement.

“Investor Representative” means Atlantic Park.

“Investors” has the meaning set forth in the preamble to this Agreement.

“Necessary Action” means, with respect to a specified result, all actions (to the extent such actions are permitted by applicable law, rule or regulation and, in the case of any action by the Company that requires a vote or other action on the part of the Board, to the extent such action is consistent with the fiduciary duties that the Company’s directors may have in such capacity) necessary to cause such result, including, to the extent applicable, (i) including the Investor Director in the Board’s slate of nominees to the stockholders for each election of the class of directors in which the Investor Director is placed, (ii) including the Investor Director in the proxy statement prepared by management of the Company in connection with soliciting proxies for every meeting of the stockholders of the Company called with respect to the election of the class of directors in which the Investor Director is placed, and at every adjournment or postponement thereof, and on every action or approval by written consent of the Board with respect to the election of the class of directors in which the Investor Director is placed (and recommending the shareholders of the Company vote in favor of such Investor Director’s election at all times), (iii) not nominating any candidate for the slate of nominees for each election of the class of directors in which the Investor Director is placed in opposition to the election of an Investor Director, (iv) seeking the adoption of stockholders’ resolutions and amendments to the organizational documents of the Company if necessary, (v) executing necessary agreements and instruments, and (vi) making or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

“Observation Period” has the meaning set forth Section 2.1(a) of this Agreement.

“Observer Threshold Amount” has the meaning set forth in Section 2.1(a) of this Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, any court, administrative agency, regulatory body, commission or other governmental authority, board, bureau or instrumentality, domestic or foreign and any subdivision thereof or other entity, and also includes any managed investment account.

“Proceeding” means any suit, action or proceeding.

“Selected Courts” have the meaning set forth in Section 4.2 of this Agreement.

“Term Loan Credit Agreement” shall have the meaning set forth in the Recitals.

“Qualification Requirement” has the meaning set forth in Section 2.2(a) of this Agreement.

Section 1.2 Rules of Construction. Unless the context otherwise requires:

(a) References in the singular or to “him,” “her,” “it,” “itself” or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be;

(b) References to Articles and Sections shall refer to articles and sections of this Agreement, unless otherwise specified;

(c) The headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof;

(d) This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party that drafted and caused this Agreement to be drafted; and

(e) References to “including” in this Agreement shall mean “including, without limitation,” whether or not so specified.

ARTICLE II

GOVERNANCE MATTERS

Section 2.1 Board Observation Rights.

(a) For the period (the “Observation Period”) beginning on the date hereof and continuing for so long as the Investors Beneficially Own at least 3% of the issued and outstanding Common Stock (excluding any outstanding Common Stock issued as a result of an Excluded Issuance) (the “Observer Threshold Amount”), the Investor Representative, acting on behalf of the Investors, shall have the right to appoint, by written notice to the Company, one individual representative (the “Board Observer”) to attend (but not record) and participate in all meetings of the Board in a non-voting observer capacity and, except as set forth herein, receive all deliverables provided to the Board. Notwithstanding anything herein to the contrary, an individual may not be a Board Observer if such individual is an employee or director of a Company Competitor.

(b) The Company shall give the Board Observer copies of all notices, consents, minutes and other materials, financial or otherwise, which the Company provides to the Board in connection with meetings of the Board to be held during such time frame; provided that (i) if the Board Observer does not, upon the request of the Company, before attending any meetings of the Board or receiving any such materials, execute and deliver to the Company (to the extent not previously executed) a confidentiality agreement reasonably acceptable to the Company (it being understood that (x) the restrictions contained in such confidentiality agreement shall be no more restrictive than those generally acceptable to non-executive directors of the Company and (y) the Atlantic Park NDA shall be a form that is reasonably acceptable to the Company), such Board Observer may be excluded from access to any material or meeting or portion thereof if the Board determines in good faith that such exclusion is reasonably necessary to protect confidential proprietary information of the Company or confidential proprietary information of third parties that the Company is required to hold in confidence, to comply with law, rule or regulation; (ii) a Board Observer may be excluded from access to any material or meeting or portion thereof if the Board determines in good faith that (A) such exclusion is reasonably necessary to preserve the attorney-client privilege between the Company or its subsidiaries and counsel, or any privilege under any common interest or joint defense doctrine, or to comply with applicable law, rule or regulation or (B) such materials or discussion relates to items in which the Investors, the Investor Representative or their Affiliates have a conflict of interest or otherwise relate to any potential transactions between or among the Company or its Affiliates and such Persons; and (iii) nothing herein shall prevent the Board from taking action by written consent; provided, however, that the

Company shall provide written notice to the Investor Representative and such Board Observer of (x) any meeting of the Board from which the Board Observer is to be excluded, at the same time as notice of such meeting is given to members of the Board and (y) any action taken by written consent of the Board at the same time as the form of such written consent is given to members of the Board. For the avoidance of doubt, the Board Observer shall not constitute a member of the Board, shall not be taken into account or required for purposes of establishing a quorum, and shall not be entitled to vote on, or consent to, any matters presented to the Board.

(c) It is acknowledged that, as of the date hereof,                  serves as the Investor Representative’s Board Observer, and her appointment as an observer of the Board pursuant to the Commitment Letter shall constitute her appointment as a Board Observer hereunder (and, for the avoidance of doubt, the Atlantic Park NDA shall satisfy any requirement to execute a confidentiality agreement provided in clause (i) of the first proviso in Section 2.1(b)). The Investor Representative, acting on behalf of the Investors, may remove or change the individual serving as the Board Observer for any reason, with or without cause. If for any reason, the individual serving as the Board Observer is removed or otherwise ceases to serve as the Board Observer, the Investor Representative, acting on behalf of the Investors, may, by written notice to the Company and in accordance with Section 2.1(a), appoint a replacement Board Observer during any Observation Period. For the avoidance of doubt, the aggregate number of Board Observers under this Agreement and the Commitment Letter at any given time shall never exceed one (except to the extent separately agreed by the Investors and the Company after the date hereof), and the Board Observer shall be subject to the Board Confidentiality Policy.

(d) The Board Observer may at any time elect, solely in his or her discretion and upon written notice to the Company, to cease attending meetings of the Board and receiving any deliverables provided to the Board. Such election may be revoked by the Board Observer (and the Board Observer shall have the right to attend meetings of the Board and receive deliverables provided to the Board in accordance with the terms of the Agreement as if such election were not made) at any time upon two (2) Business Days’ notice in writing to the Company.

Section 2.2 Board Nomination Rights.

(a) For so long as the Investors collectively Beneficially Own at least 5% of the issued and outstanding Common Stock (the “Director Threshold Amount”), the Company shall, upon written request by the Investor Representative, take all Necessary Action, subject to the following provisos, to cause one member of the Board to consist of the nominee designated in writing by the Investor Representative, acting on behalf of the Investors, hereunder (the “Investor Director”), subject to the Qualification Requirements (as defined below). Notwithstanding anything to the contrary in this Section 2.2(a), the Corporate Governance and Nominating Committee may choose not to nominate or appoint an Investor Director, as the case may be, if the election or appointment of such candidate to the Board would result in the Company failing to comply with any rule or regulation of the Commission or any national securities exchange on which the Company’s Common Stock is listed or admitted to trading or any other applicable law, rule or regulation, and if the Corporate Governance and Nominating Committee so chooses not to nominate or appoint an Investor Director, then in the case of an election of a candidate to the Board, the Investor Representative may designate in writing a replacement director nominee until an Investor Director that is a suitable candidate, as determined by the Corporate Governance and

Nominating Committee, is nominated. The Corporate Governance and Nominating Committee shall take all Necessary Action to ensure that the Investor Representative is able to designate a member to the Board pursuant to this Section 2.2(a), subject to the Qualification Requirements. A nominee shall not be eligible to serve as an Investor Director if such nominee (A) does not satisfy the skill and experience qualifications for service as a director of the Company applicable to all directors of the Company (it being understood that any determination that a nominee Investor Director does not satisfy such qualifications must be made by a majority of the full Board in good faith, (B) is prohibited from serving as an independent director pursuant to any applicable law (including, without limitation, the Exchange Act and the Clayton Antitrust Act of 1914, as amended) or rule or regulation of the Commission or any national securities exchange on which the Company’s Common Stock is listed or admitted to trading, (C) is an employee or director of a Company Competitor or (D) does not irrevocably agree in writing, in a form reasonably acceptable to both the Investor Representative and the Company, subject to applicable law, to immediately resign from the Board in the event that (1) the Investors collectively cease to hold the Director Threshold Amount, or (2) the conditions specified in Section 2.2(c) shall have occurred (the conditions set forth in sub-sections (A) through (D) collectively, the “Qualification Requirement”). For the avoidance of doubt, (x) the Investor Director under this Agreement shall also satisfy the definition of the “Independent Director” under the Term Loan Credit Agreement, (y) the aggregate number of Investor Directors under this Agreement and “Independent Directors” under the Term Loan Credit Agreement at any given time shall never exceed one (except to the extent separately agreed by the Investors and the Company after the date hereof) and (z) the initial Investor Director as of the date of this Agreement shall be Evan Lederman (who shall be deemed, solely as of the date hereof, to satisfy, and who the Company agrees satisfies, all qualification and other requirements hereunder, including the Qualification Requirement, for the appointment of an Investor Director).

(b) Subject to the other provisions of this Section 2.2, the Investor Director designated by the Investor Representative and elected as a member of the Board shall serve as the Investor Director until the expiration of his or her term of office, and in such case the Investor Representative, acting on behalf of the Investors, may designate a successor Investor Director in accordance with Section 2.2(a) hereof upon prompt written notice to the Company at least ninety (90) calendar days prior to the one-year anniversary of the filing of the proxy statement in connection with the annual meeting of the stockholders of the Company immediately preceding the annual meeting for the election of the class of directors in which the Investor Director is placed.

(c) In the event that the Investor Director fails to satisfy sub-sections (B) or (C) of the Qualification Requirement, the Investors agree, promptly upon (and in any event within five (5) Business Days following) receipt of a written request from the Company, to cause the Investor Director who at any given time is disqualified from serving on the Board pursuant to this Section 2.2(c) to resign from the Board effective immediately or to cause such Investor Director to be removed from the Board in accordance with Section 2.2(d).

(d) In the event of the resignation, death or removal (including removal for cause) of any Investor Director from the Board (including pursuant to Section 2.2(c)), or the Investor Director ceases to be a member of the Board at any time and for any reason, the Investor Representative, acting on behalf of the Investors, shall have the right but not the obligation, such determination to be made in the sole discretion of the Investor Representative and subject to the other provisions of this Section 2.2, to designate in writing a successor Investor Director to the Board to fill the resulting vacancy on the Board, subject to the Qualification Requirement. In the event that the Investor Representative chooses not to designate in writing a director to fill the resulting vacancy on the Board in accordance with the terms and conditions herein, the resulting vacancy shall remain until the Investor Representative designates a successor Investor Director in accordance with this Section 2.2.

(e) For so long as the Investors collectively Beneficially Own the Director Threshold Amount, the Company shall (i) take all Necessary Action to cause the Investor Director to be or remain a member of the Independent Committee or any similar independent or special committee of the Board (if any) and (ii) not remove the Investor Director without cause (provided, for the avoidance of doubt, that upon such removal for cause, the Investor Representative shall have the right to designate a successor in accordance with Section 2.2(d)); it being understood that, without prejudice to or limiting or modifying in any way the rights of Atlantic Park or the Investors under the Term Loan Credit Agreement, the Company shall have no obligations under this Agreement to maintain the Independent Committee.

Section 2.3 Governance Obligations. The Investors shall cause the Investor Director to provide to the Company, prior to nomination and appointment and on an on-going basis while serving as a member of the Board, such information and materials, including completed director and officer questionnaires, as the Company routinely receives from other non-executive members of the Board or as is required to be disclosed in proxy statements under applicable law, rule or regulation or as is otherwise reasonably requested by the Company from time to time from all members of the Board in connection with the governance, legal, regulatory, auditor or national securities exchange requirements of the Company. The Investor Director shall be subject to all codes of conduct and policies generally applicable to non-executive members of the Board (including, without limitation, the Board Confidentiality Policy), provided that the Investor Director shall not be subject to any code of conduct or other confidentiality policies that are more onerous on the Investor Director than those imposed on each other member of the Board.

Section 2.4 Reimbursement of Expenses. The Company shall reimburse the Investor Director and the Board Observer for all reasonable and documented out-of-pocket expenses incurred in connection with such Investor Director’s or such Board Observer’s participation in the meetings of the Board, including all reasonable and documented travel, lodging and meal expenses, consistent with the Company’s expense reimbursement policies that apply to other non-executive directors serving on the Board. The Company shall pay all reasonable and documented expenses (including reasonable and documented legal fees and expenses for one principal counsel for the Investors and, as applicable, additional local or regulatory counsel) of the Investors in connection with entry into this Agreement and any amendments or modifications hereof, and the Investors’ enforcement and protection of their rights hereunder; provided that such expenses of the Investors shall also be deemed “Obligations” (as such term is defined in the Term Loan Credit Agreement) payable pursuant to Section 12.4 of the Term Loan Credit Agreement, for so long as the Term Loan Credit Agreement is in effect.

Section 2.5 D&O Insurance; Compensation. The Investor Director shall be covered as an insured by the Company’s directors and officers indemnity insurance coverage on customary terms consistent with the coverage for other non-executive directors, and the Company shall maintain in full force and effect directors’ and officers’ liability insurance in reasonable amounts from established and reputable insurers to the same extent it indemnifies and provides insurance for the non-executive directors of the Board. The Investor Director shall be entitled to any cash or equity compensation and/or indemnification (including by entry into any indemnification agreement) available to the other non-executive directors of the Board.

ARTICLE III

TERMINATION

Section 3.1 Termination. This Agreement shall terminate upon the earlier of (a) the date on which the Investors collectively cease to hold the Observer Threshold Amount and (b) written agreement of the parties hereto to terminate this Agreement; provided, however, that the termination of this Agreement shall not relieve any party hereto with respect to any liability for breach of this Agreement prior to such termination.

ARTICLE IV

MISCELLANEOUS

Section 4.1 Notices. Any notice or other communication provided for or permitted to be given pursuant to this Agreement by a party hereto to any other party hereto must be in writing and is duly given (a) one (1) Business Day after being deposited with a nationally recognized overnight delivery service company that tracks deliveries, addressed to such other party, with overnight service guaranteed, all charges paid and proof of receipt requested, (b) when delivered in person to such other party or (c) when sent via email, upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such email is sent after 5:00 p.m., New York time on a business day, such notice will be deemed received on the next business day. In each case the notice or communication should be addressed as follows:

(a)	If to the Investors:

Iron Park Capital Partners

527 Madison Avenue

25th Floor

New York, NY 10022

Attention: Viral Naik

Email: viral.naik@ironparkcap.com

and

alterDomus (Cortland)

225 W. Washington St.

9th Floor

Chicago, IL 60606

Attention: Mike Kumor

Email: mike.kumor@alterdomus.com

with a copy to (which shall not constitute notice):

Davis Polk & Wardwell LLP

450 Lexington Ave

New York, NY 10017

Attention: Damian S. Schaible; David Schiff

Email: damian.schaible@davispolk.com; david.schiff@davispolk.com

(b)	If to the Company:

Team, Inc.

13131 Dairy Ashford Rd., Suite 600

Sugar Land, TX 77478

Attention: Butch Bouchard

Email: butch.bouchard@teaminc.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

609 Main St.

Houston, TX 77002

Attention: Christopher T. Greco; Whitney C. Fogelberg; Bryan D. Flannery

Email: christopher.greco@kirkland.com;

whitney.fogelberg@kirkland.com; bryan.flannery@kirkland.com

Section 4.2 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to any choice-of-law principles that would require the application of the laws of any other jurisdiction. Each party hereto hereby irrevocably and unconditionally submits, for itself and its properties, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and the United States District Court for the District of Delaware and the appellate courts therefrom (the “Selected Courts”) and waives any objection to venue being laid in the Selected Courts whether based on the grounds of forum non conveniens or otherwise and hereby agrees not to commence any such Proceeding other than before one of the Selected Courts; provided, however, that a party may commence any Proceeding in a court other than a Selected Court solely for the purpose of enforcing an order or judgment issued by one of the Selected Courts; (b) consents to service of process in any Proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to the Company or the Investors at their addresses referred to in Section 4.1; provided, however, that nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law; and (c) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT,

TORT OR OTHERWISE, AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT AND TO HAVE ALL MATTERS RELATING TO THIS AGREEMENT BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 4.3 Assignment; Entire Agreement; Amendments; Waivers. No party hereto may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto; provided, however, that an Investor may assign any of its rights hereunder to any of its Affiliates. Any attempted assignment in violation of this Agreement shall be void ab initio. This Agreement, the Atlantic Park Warrant, the A&R Registration Rights Agreement, the Commitment Letter and the Term Loan Credit Agreement constitute the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersede all prior understandings (subject to Section 4.10 hereof), whether written or oral, between the Company and the Investors with respect to the contents hereof. This Agreement may not be amended or modified, in whole or in part, except by a written instrument executed by the Company and the Investor Representative expressly so amending, or modifying this Agreement or any part hereof. Any agreement on the part of any party hereto to any waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party hereto. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed as a waiver of, or acquiescence in, any breach of any agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

Section 4.4 Specific Performance. Each party hereto agrees that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and monetary damages, even if available, would not be an adequate remedy. It is accordingly agreed that each party hereto shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the performance of the terms and provisions hereof, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach and without the necessity to post any bond or other security in connection with any such order or injunction, this being in addition to any other remedy to which any party hereto is entitled to at law or in equity.

Section 4.5 Non-Recourse. Each party hereto agrees that this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the parties hereto, and no claims of any nature whatsoever arising under or relating to this Agreement shall be asserted against any individual, entity or other person other than the parties hereto, and no individual, entity or other person that is not a party hereto shall have any liability arising out of or relating to this Agreement.

Section 4.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other individual, entity or other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided that any individual, entity or other person other than the parties hereto shall be an express third-party beneficiary of Section 4.5.

Section 4.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by e-mail or other electronic transmission (including “.pdf” or “.tif” format) shall be as effective as delivery of an original executed counterpart of this Agreement.

Section 4.8 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 4.9 Further Assurances. Each party shall execute, deliver, acknowledge and file such other documents and take such further actions as may be reasonably requested from time to time by the other parties hereto to give effect to and carry out the transactions contemplated herein.

Section 4.10 Commitment Letter; Term Loan Credit Agreement. Nothing herein shall be deemed to limit, impair or supersede in any way the rights of any Investor pursuant to (i) that certain commitment letter (the “Commitment Letter”), dated as of November 9, 2021, by and among the Company, Corre Partners Management, LLC and Atlantic Park Strategic Capital Fund, L.P. or (ii) the Term Loan Credit Agreement; provided, for the avoidance of doubt, that, except as may be separately agreed by the Investors and the Company after the date hereof, (x) the number of observers of the Board that the Investors shall be entitled to appoint pursuant to the Commitment Letter and this Agreement shall not exceed one and (y) the number of directors to the Board that the Investors shall be entitled to designate pursuant to the Term Loan Credit Agreement and this Agreement shall not exceed one.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

TEAM, INC.

/s/ André C. Bouchard
Name:	André C. Bouchard
Title:	Executive Vice President, Administration, Chief Legal Officer and Secretary

[Signature Page to Board Rights Agreement]

ATLANTIC PARK STRATEGIC
CAPITAL FUND, L.P.

/s/ George Fan
Name:	George Fan
Title:	Authorized Signatory

[Signature Page to Board Rights Agreement]